MARINEMAX REPORTS THIRD QUARTER FISCAL 2017 RESULTS
~ Revenue in Third Quarter Exceeded $329 Million ~
~ Gross Margins Increased 290 Basis Points in the Third Quarter ~
~Year-to-Date EPS Increased 13% ~
~ Updates Annual Guidance for Fiscal 2017 ~

CLEARWATER, FL, July 20, 2017 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its third quarter ended June 30, 2017.

Revenue was $329.8 million for the quarter ended June 30, 2017, compared with $345.6 million for the comparable quarter last year. Same-store sales decreased 10% following a robust 44% growth comparison in the same period a year ago. Due primarily to the strength of product margins and a rise in the Company’s traditionally higher margin businesses, gross margin increased 290 basis points in the quarter ended June 30, 2017 over the prior year. The Company’s net income was $14.2 million, or $0.57 per diluted share for the quarter ended June 30, 2017, compared to net income of $13.8 million, or $0.56 per diluted share for the comparable quarter last year.

Revenue increased 12% to $801.7 million for the nine months ended June 30, 2017 compared with $714.7 million for the comparable period last year. Same-store sales grew approximately 6% on top of 25% growth for the comparable period last year. Net income for the nine months ended June 30, 2017 was $19.6 million or $0.78 per diluted share, up 13%, compared with net income of $17.0 million, or $0.69 per diluted share for the comparable period last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer stated, “We are pleased with our team’s ability to drive unit sales growth and strong gross margin expansion during the important June quarter. Reports of industry softness in larger product categories, combined with delayed sales due to unseasonal Northeast weather, dampened our overall revenue and therefore earnings in the quarter. We believe the revenue impact from these challenges will be made up in the future as the underlying trends in the industry are healthy, as evidenced by our ability to grow units on a comparable basis and meaningfully increase gross margins in the quarter. Our product portfolio, new innovative models and customer centric approach continues to resonate well with consumers.”

Mr. McGill continued, “We remain confident in our ability to deliver industry leading results. Fundamentally, the demand for the boating lifestyle remains strong and our long-term outlook for the industry is intact. With our capital rich balance sheet, healthy inventory levels, premium brands and strong team, we are well positioned to drive earnings and cash flows while taking advantage of opportunities that may arise.”

2017 Guidance

Based on current business conditions, retail trends and other factors, the Company is updating its annual guidance expectations for fully taxed earnings per diluted share to be in the range of $0.97 to $1.02 for fiscal 2017, from $1.14 to $1.24. These expectations do not take into account, or give effect for future material acquisitions that may be completed by the Company during the fiscal year or other unforeseen events.

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About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, Scout, Sailfish, Sea Pro, Sportsman, Scarab Jet Boats, Yamaha Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 62 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the third quarter ended June 30, 2017; the underlying trends and long-term outlook in the Company’s industry; our product portfolio, new models, and customer-centric approach resonating well with consumers; the Company’s ability to deliver industry leading results; the Company’s position to drive earnings and cash flows; and the Company’s fiscal 2017 guidance. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within the Company’s industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2016 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	203.682.8211
	Public Relations, MarineMax, Inc.	bcohen@icrinc.com
727.531.1700

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue	$329,809	$345,592	$801,702	$714,695
Cost of sales	245,017	266,690	602,713	545,152

Gross profit	84,792	78,902	198,989	169,543
Selling, general, and administrative expenses	59,557	54,325	161,433	136,735

Income from operations	25,235	24,577	37,556	32,808
Interest expense	1,897	1,473	5,511	4,282

Income before income tax provision	23,338	23,104	32,045	28,526
Income tax provision	9,094	9,285	12,409	11,530

Net income	$14,244	$13,819	$19,636	$16,996

Basic net income per common share	$0.59	$0.57	$0.81	$0.70

Diluted net income per common share	$0.57	$0.56	$0.78	$0.69

Weighted average number of common shares used in computing net income per common share:
Basic	24,336,777	24,159,070	24,293,512	24,175,671

Diluted	25,095,398	24,770,980	25,045,046	24,757,516

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 30,	June 30,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$58,930	$55,560
Accounts receivable, net	41,696	27,324
Inventories, net	385,277	306,631
Prepaid expenses and other current assets	5,872	11,319

Total current assets	491,775	400,834
Property and equipment, net	127,750	115,346
Other long-term assets, net	29,978	13,271
Deferred tax assets, net	11,753	22,195

Total assets	$661,256	$551,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$25,634	$19,718
Customer deposits	22,451	18,153
Accrued expenses	33,547	27,242
Short-term borrowings	241,642	176,972

Total current liabilities	323,274	242,085
Long-term liabilities	3,250	2,463

Total liabilities	326,524	244,548
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	26	26
Additional paid-in capital	248,600	238,816
Retained earnings	122,848	97,626
Treasury stock	(36,742)	(29,370)

Total stockholders’ equity	334,732	307,098

Total liabilities and stockholders’ equity	$661,256	$551,646

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